UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sage Therapeutics, Inc.

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Sage Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Stockholders, or Annual Meeting, of Sage Therapeutics, Inc. will be held on Wednesday, June 5, 2019, at 9:00 a.m. Eastern Time, at 215 First Street, Cambridge, Massachusetts 02142. The purpose of the Annual Meeting is the following:

1. to elect three directors, Kevin P. Starr, James M. Frates and George Golumbeski, Ph.D., to serve as Class II directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

2. to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3. to hold a nonbinding advisory vote to approve the compensation paid to our named executive officers; and

4. to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors.

Only Sage Therapeutics, Inc. stockholders of record at the close of business on April 8, 2019, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2018 Annual Report to Stockholders, or 2018 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2018 Annual Report. All stockholders who do not receive a Notice will receive a paper copy of our proxy materials and our 2018 Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact of our annual meeting and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Jeffrey M. Jonas, M.D.

Chief Executive Officer, President and Director

Cambridge, Massachusetts

April 25, 2019

SAGE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 25, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of 2019 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, and the 2018 Annual Report to Stockholders, or 2018 Annual Report, will be mailed or made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 25, 2019. The Notice will provide instructions as to how stockholders may access and review our proxy materials, including the Notice of 2019 Annual Meeting of Stockholders, this Proxy Statement, the proxy card and our 2018 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2019 Annual Meeting of Stockholders, this Proxy Statement and our 2018 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 5, 2019: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2018 Annual Report are available at http://www.proxyvote.com.

In this Proxy Statement, the terms “Sage,” “we,” “us,” and “our” refer to Sage Therapeutics, Inc. The mailing address of our principal executive offices is Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.

Who is soliciting my vote?

Our Board of Directors, or Board of Directors, is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 8, 2019.

How many votes can be cast by all stockholders?

There were 51,052,520 shares of our common stock, par value $0.0001 per share, outstanding on April 8, 2019, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. We had no shares of preferred stock outstanding as of April 8, 2019.

How do I vote?

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke my proxy?

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated By-laws, or By-laws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

How is the vote counted?

Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or By-laws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total.

How are matters submitted for consideration at an annual meeting?

Stockholder proposals intended to be presented at the next annual meeting of our stockholders after the upcoming Annual Meeting must satisfy the requirements set forth in the advance notice provisions under our By-laws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at 215 First Street, Cambridge, MA 02142 between the close of business on February 6, 2020 and March 7, 2020. If the next annual meeting of the stockholders is scheduled to take place before May 6, 2020, or after August 4, 2020 notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2020 must satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 27, 2019. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of three Class II directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Proposal 3 requests a nonbinding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, or Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the following current Class II members: Kevin P. Starr, James M. Frates and George Golumbeski, Ph.D. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2022 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that proxies will be voted, unless otherwise indicated, for the election of the Class II director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class II Directors

The names of the nominees for Class II directors and certain information about each as of April 8, 2019 are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Age
Kevin P. Starr	Chairman of the Board of Directors	2011	56
James M. Frates	Director	2014	51
George Golumbeski, Ph.D.	Director	2019	61

Directors Not Standing for Election or Re-Election

The names of and certain information as of April 8, 2019 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Class and Year in Which Term Will Expire	Age
Asha Nayak, M.D., Ph.D.	Director	2017	Class III—2020	48
Michael F. Cola	Director	2014	Class III—2020	60
Jeffrey M. Jonas, M.D.	Director, Chief Executive Officer and President	2013	Class III—2020	66
Geno Germano	Director	2016	Class I—2021	58
Steven Paul, M.D.	Director	2011	Class I—2021	68
Elizabeth Barrett	Director	2019	Class I—2021	56

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee for our directors.

Jeffrey M. Jonas, M.D. Dr. Jonas has served as our Chief Executive Officer and President and a member of our Board of Directors since August 2013. From 2012 to 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, and from 2008 to 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. From 2007 to 2008, Dr. Jonas served as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc. and from 2006 to 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc. and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas currently serves on the board of directors for Decibel Therapeutics, Inc., Generation Bio Co., and Karuna Pharmaceuticals, Inc. Dr. Jonas has published more than 70 scientific papers and chapters, authored more than 100 books, scientific articles and abstracts, and has received numerous awards. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Dr. Jonas’ qualifications to sit on our Board of Directors include more than 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the Central Nervous System (CNS) field.

Elizabeth Barrett. Ms. Barrett has served as a member of our Board of Directors since January 2019. Since January 2019, Ms. Barrett is the president and chief executive officer of UroGen Pharma Ltd., a clinical-stage biopharmaceutical company focused on non-surgical uro-oncology treatments. She previously served as chief executive officer of Novartis Oncology, or Novartis, from February to December 2018. In that role, she oversaw more than 10,000 associates in 85 countries and sat on the Novartis executive committee. Prior to Novartis, she was global president, oncology at Pfizer Inc., or Pfizer, from 2015 to 2017. From 2009 to 2015, she held a series of leadership positions at Pfizer, including president, Europe, global innovative pharma, president, North America, and president, US oncology business unit. Prior to Pfizer, from 2006 to 2009 Ms. Barrett was vice president and general manager of the oncology business unit at Cephalon Inc. She also held senior roles at Johnson & Johnson from 1993 to 2006, working across their oncology, diagnostics, consumer products, and hospital and orthopedic markets sectors. Ms. Barrett received a B.S. from the University of Louisiana and an M.B.A. from Saint Joseph’s University. We believe Ms. Barrett’s qualifications to sit on our Board of Directors include her executive experience and years of leadership in the pharmaceutical industry.

Michael F. Cola. Mr. Cola has served as a member of our Board of Directors since September 2014. He currently serves as President and Chief Executive Officer of Aevi Genomic Medicine, Inc., or Aevi, formerly Medgenics, Inc., a position he has held since 2013. Prior to joining Aevi, from 2005 to 2012, he served as president of specialty pharmaceuticals at Shire plc, a global specialty pharmaceutical company. Previously from 2000 to 2005, Mr. Cola also served as a growth capital provider and president of the life sciences group for Safeguard Scientifics, Inc., where he served as Chairman and Chief Executive Officer of Clarient, Inc., and Chairman of Laureate Pharma, Inc. In addition, Mr. Cola has held senior positions in product development and commercialization at Astra Merck Inc. and AstraZeneca plc. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. He also currently serves on the board of directors of Aevi and Vanda Pharmaceuticals Inc. and serves as chairman for the board of governors of the Boys & Girls Clubs of Philadelphia. In the past five years, Mr. Cola also served on the board of directors of Nupathe Inc. We believe Mr. Cola’s qualifications to sit on our Board of Directors include his extensive experience working for various pharmaceutical and biotechnology companies.

James M. Frates. Mr. Frates has served as a member of our Board of Directors since May 2014. He is the Senior Vice President and Chief Financial Officer of Alkermes plc, having held that position since September 2011. From 2007 to 2011, Mr. Frates served as Senior Vice President and Chief Financial Officer of Alkermes, Inc. From 1998 to 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc. From 1996 to 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time, he was employed at Morgan Stanley & Co. From 2004 to 2009, Mr. Frates served on the board of directors of GPC Biotech AG, a biotechnology company, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009. Mr. Frates is also a Trustee of The Roxbury Latin School. We believe Mr. Frates’ qualifications to sit on our Board of Directors include his leadership experience, financial expertise, business judgment and industry knowledge.

Geno Germano. Geno Germano has served as a member of our Board of Directors since July 2016. Since August 2018, Mr. Germano has served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., or Elucida. As President and CEO of Elucida, Mr. Germano leads strategic efforts to utilize Elucida’s ultra-small C-dot cancer targeting particle platform across diagnostic imaging, surgical and therapeutic applications. He served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer Inc., or Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas including cardiovascular, metabolic disease, neuroscience, inflammation, immunology, and rare diseases. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer, focused on maximizing the return on research and development, or R&D, investment across the Pfizer portfolio from 2013 to 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, in the past five years, Mr. Germano has served on the board of directors of Bioverativ Inc., Medicines Co., and Zoetis Inc. He also is a member of the Advisory Board of the Healthcare Businesswomen’s Association. From 2008 to 2018, Mr. Germano was a Trustee of the Albany College of Pharmacy. Mr. Germano received his Bachelor of Science in Pharmacy from Albany College of Pharmacy. We believe Mr. Germano’s qualifications to serve on our Board of Directors include his over 30 years of experience in the pharmaceutical industry and his consistent track record of improving operating performance and increasing shareholder value, including across numerous leadership roles in multiple therapeutic categories and global markets at Pfizer, Wyeth and Johnson & Johnson.

George Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board of Directors since January 2019. Since August 2018, Dr. Golumbeski has been the president of GRAIL, Inc., a health-care company focused on the early detection of cancer. From 2009 to 2018, Dr. Golumbeski was employed by Celgene Corporation, or Celgene, where, from 2016 to 2018, he served as executive vice president, leading corporate development. Prior to Celgene, Dr. Golumbeski was vice president of business development, licensing, and strategy at Novartis. He also held leadership positions at Elan Pharmaceuticals Inc. and Schwarz Pharma AG, where he focused on neurology and neuropsychiatry therapeutics. Dr. Golumbeski received a B.A. in Biology from the University of Virginia and a Ph.D. in Genetics from the University of Wisconsin—Madison. We believe Dr. Golumbeski’s qualifications to sit on our Board of Directors include his years of experience in R&D and leadership at various pharmaceutical companies.

Asha Nayak, M.D., Ph.D. Dr. Nayak has served as a member of our Board of Directors since November 2017. She served as chief medical officer at Intel Corporation, or Intel, from 2012 to 2018, where she guided its healthcare investment strategy and provided clinical and business leadership to Intel’s broad spectrum of healthcare programs. Dr. Nayak served as co-principal investigator on four clinical studies that demonstrated the value of Intel technologies in the areas of oncology and preventative cardiology. Before joining Intel, from 2010 to 2012 she was vice president at New Leaf Venture Partners, L.L.C., guiding its investments in the medical device sector. Earlier, from 2002 to 2009, Dr. Nayak created and led several new therapy programs at Medtronic plc. Dr. Nayak maintains and has maintained throughout her career an active clinical practice at the Stanford VA emergency department. She is the inventor on numerous patents and is published in several textbooks and peer-reviewed journals. Dr. Nayak received her B.S. from Florida State University, holds an M.D. and Ph.D. in neuroscience from the University of Colorado and completed internal medicine residency and Biodesign Innovation Fellowship programs at Stanford University. We believe Dr. Nayak’s qualifications to serve on our Board of Directors include her extensive experience in the development and business strategy of multiple companies in the life sciences sector.

Steven Paul, M.D. Dr. Paul has served as a member of our Board of Directors since September 2011. Since August 2018, Dr. Paul has served as the Chief Executive Officer and chairman of the board of directors of Karuna Pharmaceuticals Inc., or Karuna. Prior to Karuna, Dr. Paul was the President and Chief Executive Officer of Voyager Therapeutics, Inc., holding that position from September 2014 to August 2018. Since September 2010, Dr. Paul has also served as a venture partner at Third Rock Ventures, LLC, or Third Rock Ventures, a life sciences venture capital firm. From 2011 to 2014, he was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. From 2003 to 2010, Dr. Paul, as the Executive Vice President of Eli Lilly and Company, or Eli Lilly, and President of Lilly Research Laboratories, was responsible for Eli Lilly’s overall R&D efforts—helping to expand Eli Lilly’s R&D efforts in oncology and biotechnology—resulting in a pipeline of approximately 70 new molecular entities. Dr. Paul spent 17 years at Eli Lilly, during which time he held several key leadership roles, including Vice President of Neuroscience (CNS) Research and Group Vice President of Discovery Research (all therapeutic areas) from 1993 to 2003. Prior to Eli Lilly, from 1988 to 1993 Dr. Paul served as Scientific Director of the National Institute of Mental Health (NIMH). Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul has been the recipient of many awards and honors, and has served on numerous committees and advisory boards. Dr. Paul has also authored or co-authored over 500 papers and book chapters. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine of the National Academy of Sciences. He is also currently on the board of directors or is a trustee of several organizations, including Voyager Therapeutics, Inc., Alnylam Pharmaceuticals, Inc. and the Foundation for the National Institutes of Health (NIH). In the past five years, Dr. Paul also served on the board of Sigma Aldrich Corporation. Dr. Paul has also served as a member of the National Institute of General Medical Sciences (NIGMS) Advisory Council and was appointed by the Secretary of the Department of Health and Human Services (HHS) as a member of the advisory committee to the Director of the NIH from 2001-2006. Dr. Paul was also a member of the National Advisory Mental Health Council, NIMH, and is board certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University, and his M.S. and M.D. degrees from the Tulane University School of Medicine. Dr. Paul’s qualifications to sit on our Board of Directors include his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.

Kevin P. Starr. Mr. Starr has served as a member of our Board of Directors since September 2011. From October 2011 to August 2013, he also served as our interim Chief Executive Officer. In 2007, Mr. Starr co-founded Third Rock Ventures, a venture capital firm where he remains a partner. Mr. Starr served as the interim Chief Executive Officer of Decibel Therapeutics, Inc. from October 2015 to July 2016. From 2003 to 2007, Mr. Starr undertook a number of entrepreneurial endeavors in the life science and entertainment industries. From 2001 to 2002, Mr. Starr served as chief operating officer of Millennium Pharmaceuticals, Inc. He also served as Millennium’s chief financial officer from 1998 to 2002. In the past five years, Mr. Starr has served on the board of directors of Alnylam Pharmaceuticals, Inc., Zafgen, Inc., MyoKardia, Inc., Agios Pharmaceuticals Inc., Global Blood Therapeutics, Inc., PanOptica, Inc. and Decibel Therapeutics, Inc. Mr. Starr received an M.S. in corporate finance from Boston College and a B.S./B.A. in mathematics and business from Colby College. Mr. Starr’s qualifications to serve on our Board of Directors include his executive management roles with responsibility over key financial and business planning functions and experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting, which means that the three nominees receiving the most votes will be elected. Broker non-votes and proxies marked to withhold authority with respect to one or more Class II directors will not affect the outcome of the election.

The proposal for the election of directors relates solely to the election of Class II directors nominated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the Class II director nominees listed above.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Dr. Jonas, are independent, as determined in accordance with the rules of the Nasdaq Stock Market, or Nasdaq. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of our directors, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors, or Chairman of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not been affected by its leadership structure. Although our By-laws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Board Meetings and Committees. Our Board of Directors held five meetings during 2018. The directors regularly hold executive sessions comprised of only independent directors at meetings of the Board of Directors. During 2018, none of our directors then in office attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of our Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of our stockholders, barring significant commitments or special circumstances.

Our Board of Directors currently has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee. The current members of the Audit Committee are Michael F. Cola, Steven Paul, M.D. and James M. Frates, who serves as the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated James M. Frates as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement; and

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions.

The Audit Committee held four meetings during 2018. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available on our website at http://investor.sagerx.com/corporate-governance.

Compensation Committee. The current members of the Compensation Committee of our Board of Directors are Steven Paul, M.D., James M. Frates and Michael F. Cola, who serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to our Board of Directors with respect to corporate goals relevant to the compensation of our executive officers;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and making recommendations to our Board of Directors with respect to determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

The Compensation Committee held seven meetings during 2018. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael F. Cola, Asha Nayak, M.D., Ph.D. and Geno Germano, who currently serves as the Chairman of the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member is “independent” as defined in the applicable Nasdaq rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for Board of Director and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner; and

•	overseeing the evaluation of the Board of Directors.

The Nominating and Corporate Governance Committee held four meetings during 2018. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by members of the Board of Directors and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-laws relating to stockholder nominations as described later in this Proxy Statement under the heading “Stockholder Recommendations.”

Identifying and Evaluating Director Nominees. Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through recommendations from members of the Board of Directors, the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other Directors and nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attn: Chairman of the Board of the Directors. All such communications will be delivered to the Board of Directors or the applicable director or committee chair. For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attn: [Name of Individual Director]. We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of the committees of our Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer provides reports to the Audit Committee, and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee evaluates from time to time the processes by which the Company’s exposure to risk is assessed and managed by management.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics, which we call our Values Code, that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Values Code, as may be amended from time to time, is available on our website at http://investor.sagerx.com/corporate-governance. A copy of the Values Code may also be obtained, free of charge, upon a request directed to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: SVP, General Counsel. We intend to disclose any amendment or waiver of a provision of the Values Code that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at sagerx.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state laws or regulations, Nasdaq and our Certificate of Incorporation and By-laws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.sagerx.com/corporate-governance. Although these corporate governance guidelines have been approved by our Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by our Board of Directors at any time as it deems appropriate.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, our Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since December 31, 2013. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting, and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2018 and December 31, 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees ($)	1,052,500	782,500
Audit-Related Fees ($)	30,000	—
Tax Fees ($)	53,500	49,667
All Other Fees ($)	2,756	2,756

Total ($)	1,138,756	834,923

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statements for our follow-on offerings. Included in the 2017 audit fees are $125,000 of fees billed in connection with our follow-on offering completed in November 2017. Included in the 2018 audit fees are $125,000 of fees billed in connection with our follow-on offering completed in February 2018.

Audit-Related Fees. Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2017. The audit-related fees in 2018 consisted of fees for advice related to the adoption of an accounting standard in 2019.

Tax Fees. Tax fees consist of fees for professional tax-related services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP.

All Other Fees. All other fees in 2018 and 2017 consisted of fees for software programs, including a proprietary accounting research database.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All PricewaterhouseCoopers LLP services and fees in the fiscal years ended December 31, 2018 and 2017 were pre-approved by the Audit Committee or its properly delegated authority.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2019.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board of Directors is providing our stockholders with an opportunity to cast a nonbinding, advisory vote to approve the compensation of our named executive officers.

As described below under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the “Executive Officer and Director Compensation” section below, and the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board of Directors unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee and neither our Board of Directors nor our Compensation Committee will be required to take any action as a result of the outcome of this vote. However, our Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR the advisory resolution approving our named executive officer compensation.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals, and rewarding them for superior short-term and long-term performance. In particular, our compensation programs are intended to reward the achievement of specified pre-determined quantitative and qualitative corporate and individual performance goals and objectives, and to align the interests of our senior management team with those of our stockholders in order to attain our ultimate objective of developing and commercializing novel medicines to transform the lives of patients with life-altering central nervous system, or CNS, disorders, while increasing stockholder value.

Our Compensation Committee is responsible for overseeing our compensation and benefit plans and policies; administering our equity incentive plans; reviewing and approving annually all compensation decisions relating to our executive officers other than our Chief Executive Officer; and making recommendations to the full Board of Directors on compensation for our Chief Executive Officer and for the Board of Directors. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

Our compensation consultant is Aon Consulting, Inc., a part of Aon plc., or Aon. Our Compensation Committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. Our named executive officers are:

•	Jeffrey M. Jonas, M.D., our President and Chief Executive Officer;

•	Kimi Iguchi, our Chief Financial Officer and Treasurer;

•	Michael Cloonan, our Chief Business Officer;

•	Anne Marie Cook, our Senior Vice President, General Counsel; and

•	Albert J. Robichaud, Ph.D., our Chief Scientific Officer.

In evaluating our 2018 executive compensation program, the Compensation Committee considered a number of factors as discussed in this Compensation Discussion and Analysis section, including the shareholder advisory, or say-on-pay, vote on our executive compensation taken at our 2018 Annual Meeting of Stockholders, which was approved by approximately 99.52% of the votes cast.

Executive Summary and Corporate Background

We are a biopharmaceutical company committed to developing novel medicines to transform the lives of patients with CNS disorders. Our lead product, was recently approved by the U.S. Food and Drug Administration, or FDA, for the treatment of postpartum depression, pending scheduling by the United States Drug Enforcement Administration. We are also developing a portfolio of novel product candidates targeting critical CNS receptor systems, including SAGE-217, which is in Phase 3 development in major depressive disorder and postpartum depression. We target CNS indications where patient populations are easily identified, clinical endpoints are well-defined, and development pathways are feasible.

Our executive compensation program is designed to:

•	attract and retain qualified and talented executives;

•	be fair, reasonable and market competitive;

•	provide a strong link between performance and pay, and give us the ability to differentially invest in and reward top performance;

•	be flexible to support our long-term growth strategy; and

•	align the incentives of our executive officers with our corporate strategies, business objectives and the long-term interests of our stockholders, and promote long-term ownership by our executives.

To achieve these objectives, our Compensation Committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with a total rewards strategy appropriate for our size and stage of development. Our Compensation Committee targets total direct compensation (base salary, short-term incentive through annual bonus, and long-term incentive through the equity plan) for our executive officers at or near market median, with the opportunity to receive more or less direct compensation depending on company and individual performance.

Because we have a pay-for-performance philosophy, actual compensation levels for our executive officers are correlated to the achievement of corporate goals and individual performance. In 2018, we made significant progress and had a number of major accomplishments, including the following:

•

We filed a New Drug Application, or NDA, with the FDA, seeking approval to market and sell ZULRESSO™ (brexanolone) injection, a proprietary intravenous, or IV, formulation of brexanolone, in the treatment of postpartum depression, or PPD, for which we received FDA approval on March 19, 2019.

•

We presented our data on ZULRESSO at a joint meeting of the Psychopharmacologic Drugs Advisory Committee, or PDAC, and Drug Safety and Risk Management, or DSaRM, Advisory Committee of the FDA, where the PDAC and DSaRM Advisory Committee voted, by a vote of 17 to 1, that our data supported a positive benefit/risk profile for ZULRESSO in the treatment of PPD when administered by qualified staff in a healthcare facility certified under a Risk Evaluation and Mitigation Strategies, or REMS, program.

•

We completed the buildout of our commercial infrastructure to support an anticipated commercial launch of ZULRESSO for the treatment of PPD in the U.S., including building a nationwide sales team, marketing and market access capabilities, and a patient support team.

•

We advanced the Phase 3 development of SAGE-217, our next most advanced product candidate, by: completing a positive placebo-controlled pivotal clinical trial in PPD with SAGE-217, for which top-line results were reported in January 2019; initiating a placebo-controlled Phase 3 clinical trial with SAGE-217 in patients with major depressive disorder, or MDD, known as the Mountain Study; and continuing discussions with the FDA on our development plan for SAGE-217.

•

We entered into a strategic collaboration with Shionogi & Co., Ltd., or Shionogi, for the clinical development and commercialization of SAGE-217 for the treatment of MDD and other potential indications in Japan, Taiwan and South Korea.

•	We advanced Phase 1 clinical development of SAGE-324 and SAGE-718, and continued to advance our early stage drug discovery and translational science work.

•

We completed a successful follow-on public offering in 2018, resulting in net proceeds of $631.2 million after deducting underwriting discounts and commissions and offering expenses, which when combined with the funds raised from our offering in November 2017, totaled a combined aggregate raise of approximately $1.0 billion in a three-month span.

•

We grew our organization by 175%, hiring over 400 new employees, to enable us to meet our short- and long-term objectives, including ensuring our readiness for the potential launch of ZULRESSO in the U.S. through the development of our commercial and medical organizations.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. In particular, our compensation programs are intended to reward the achievement of specified pre-determined quantitative and qualitative corporate performance goals and tailored individual performance goals and objectives, and to align the interests of our senior leadership team with those of our stockholders in order to attain our ultimate objective of increasing stockholder value while delivering important new medicines to patients.

Executive Compensation Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based cash incentives;

•	equity incentive awards;

•	severance and change in control benefits; and

•	broad-based health, welfare and retirement benefits.

We award annual increases in base salary based upon an assessment of each executive’s performance, the scope of his or her responsibilities and appropriate benchmarks. We determine annual performance-based cash incentives for our executive officers based on achievement of a combination of corporate goals and individual performance. We typically make equity grants to our executive officers upon commencement of their employment, annually following a review of their individual performance, and in connection with any promotion. The mix of compensation components is designed to reward annual results as well as to incentivize long-term company performance that creates stockholder value.

Our Compensation Committee does not have a formal or informal policy for allocating a mix between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our Compensation Committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components, after reviewing information provided by our compensation consultant and other relevant data. We generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage and reward consistently strong performance. Ultimately, the objective in providing the balance between long-term and current compensation is to ensure adequate base and short-term incentive compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders.

Defining and Comparing Compensation to Market Benchmarks

In making compensation decisions, our Compensation Committee reviews publicly available compensation data and survey data provided by our compensation consultant from a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries. Our Compensation Committee establishes our peer group, based on the recommendation of our compensation consultant, using a balance of the following criteria:

•	companies whose stage of development (revenue and R&D expense) and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, in September 2018 our Compensation Committee approved a revised peer group that we refer to as our 2018 Peer Group.

2018 Peer Group

Agios Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Loxo Oncology, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
BioMarin Pharmaceutical Inc.	Neurocrine Biosciences, Inc.
bluebird bio, Inc.	Puma Biotechnology, Inc.
Exelixis, Inc.	Sarepta Therapeutics, Inc.
FibroGen, Inc.	Seattle Genetics, Inc.
Incyte Corporation	Tesaro, Inc.

Our Compensation Committee reviews the companies in our peer group annually, based on agreed criteria regarding which companies should be included in the peer group, and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. For example, the changes between our 2018 Peer Group and our 2017 Peer Group (as defined below) were based on our expectation that we expect to have commercial revenues in 2019, as well as the result of certain companies being acquired, certain companies moving to a different stage of development (revenue and R&D expense) or market capitalization, and other changes to better align the peer group.

Our 2017 peer group, or 2017 Peer Group, as approved by the Compensation Committee, was:

2017 Peer Group

ACADIA Pharmaceuticals Inc.	Ionis Pharmaceuticals, Inc.
Acceleron Pharma Inc.	Kite Pharma, Inc.
Aerie Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Agios Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Prothena Corporation plc
Amicus Therapeutics, Inc.	Puma Biotechnology, Inc.
bluebird bio, Inc.	Sarepta Therapeutics, Inc.
Clovis Oncology, Inc.	Spark Therapeutics, Inc.
Dermira, Inc.	Synergy Pharmaceuticals, Inc.
Exelixis, Inc.	Tesaro, Inc.
Intercept Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.

We believe that the compensation practices and levels of our 2018 Peer Group provided us with appropriate compensation benchmarks for evaluating the compensation of our executive officers based on 2018 performance. Notwithstanding the similarities of the 2018 Peer Group to us, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are, or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. Our Compensation Committee takes these factors into account in assessing executive compensation.

To achieve our objectives, our Compensation Committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with a total rewards strategy appropriate for our size and stage of development. Specifically, our Compensation Committee targets base salaries, annual bonuses, and annual long-term equity incentive awards for our executive officers around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Our Compensation Committee may consider other criteria, including market factors; the experience level of the executive; his or her total responsibilities; the executive’s contributions in helping to achieve established corporate goals; and overall contributions and performance, in determining variations to this general target practice.

Key Performance Factors in Determining Executive Compensation

As the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy R&D period and a rigorous regulatory approval process, including the requirements for multiple phases of human testing and the need to meet a significant number of other government requirements, many of the traditional benchmarking metrics, such as product sales, revenues and profits are generally inappropriate for a biopharmaceutical company with a continued development focus, such as Sage. Instead, the specific performance factors our Compensation Committee considers when determining the compensation of our named executive officers include:

•	key R&D achievements;

•	initiation and progress of clinical trials for our product candidates;

•

progress of the build of our capabilities, infrastructure, processes and systems in preparation for our next stage of development, including as we prepare for an anticipated commercial launch of ZULRESSO for the treatment of PPD in the U.S.;

•	expansion of our manufacturing and other operational capabilities on a global basis;

•	achievement of regulatory milestones;

•	new business initiatives including financings; and

•	our progress in building out key functions and managing our growth while maintaining a high-performing organization and culture.

Annual corporate goals are proposed by our senior leadership team at the beginning of each year and approved by our Board of Directors. During the first quarter of each year, our Compensation Committee, with the input of the senior leadership team, evaluates our corporate performance for the prior year as compared to the corporate goals, and taking into account other corporate achievements and developments, assigns a corporate performance rating which is then assessed and approved by the full Board of Directors. Our Compensation Committee also evaluates the individual performance of our executive officers each year, with the input of our Board of Directors, in the case of our Chief Executive Officer’s individual performance, and with the input of our Chief Executive Officer, in the case of the evaluation of the other executive officers.

During or before the first quarter of each year, our Compensation Committee typically determines executive compensation levels for such year for the executive officers other than our Chief Executive Officer, including the amount of any annual equity awards, the amount of any cash incentive payments, and any changes in base salary, and in the case of our Chief Executive Officer, recommends compensation levels to our Board of Directors, based on the prior year’s overall corporate performance against the established corporate goals, as well as each individual executive officer’s contributions to achievement of the corporate goals and individual performance. Alternatively, our Board of Directors may decide to approve all executive officer compensation, not just that of our Chief Executive Officer, as a full board rather than at the Compensation Committee level. In addition, our Compensation Committee or Board of Directors may apply its discretion, as it deems appropriate, in determining or recommending executive compensation.

In line with this process, our Compensation Committee assessed the 2018 performance of Dr. Jonas, our Chief Executive Officer, based on the level of attainment of our corporate goals, and his leadership in executing our strategic plans, resulting in the submission of the ZULRESSO NDA in 2018; a successful outcome of the FDA PDAC and DSaRM Advisory Committee meeting; completion of the buildout of our commercial infrastructure to support an anticipated commercial launch of ZULRESSO for the treatment of PPD in the U.S. in 2019; and the advancement of a substantial clinical-stage pipeline, including our Phase 3 clinical program studying SAGE-217 in depression, with strong drivers for future growth. In assessing the individual performance of our named executive officers, other than our Chief Executive Officer, the Compensation Committee, with input from our Chief Executive Officer, considered each such officer’s individual contributions to completion of our goals, and the officer’s individual achievements in helping to build our company and execute on our strategy. These achievements include the following:

•

In 2018, Ms. Iguchi led the planning and execution of our financing strategy and built a strong, further diversified book of investors. Her leadership of our financing activities has helped enable the funding of our development work, commercial build and other initiatives in 2019 and beyond. Internally, in 2018, Ms. Iguchi continued to build strong finance, accounting, corporate communications, investor relations and business operations functions to support our growth into a fully-integrated organization capable of recording revenue and with the appropriate systems and infrastructure to successfully manage the needs and reporting requirements of the organization.

•

In 2018, Mr. Cloonan continued to drive the buildout of our commercial functions and infrastructure, including all commercial, market access, and patient support activities and teams as we prepared for the potential launch of ZULRESSO in 2019. He guided the completion of our first collaboration transaction, with Shionogi, and led our early infrastructure build in Europe with a focus on building key initial capabilities in key global markets. Mr. Cloonan also guided the continued development of our portfolio strategy with a focus on the growth of a robust pipeline across early and late stage development, as well as the continued development of our medical affairs strategy across all programs.

•

In 2018, Ms. Cook continued to integrate Legal and Compliance into business planning and execution in all departments across our company. She provided leadership to the organization in establishing compliance norms and ensuring commercial launch compliance readiness, and was instrumental in completing our 2018 public offering and our collaboration agreement with Shionogi. She continued to implement the appropriate policies and processes that are designed to protect us and reduce risk.

•

In 2018, Dr. Robichaud continued to lead our efforts to advance and deliver an innovative portfolio of new drug candidates, including by supporting efforts to initiate and progress Investigational New Drug, or IND, enabling studies and developing IND packages in support of FDA submissions. Dr. Robichaud was instrumental in the preparation of our first NDA filing and the successful FDA Advisory Committee Meeting for ZULRESSO, while maintaining a focus on the continued development of the early stage pipeline as well as other discovery efforts and research.

Our Compensation Committee also establishes the cash bonus opportunity for each member of our senior management team under our annual incentive program, representing a percentage of each individual’s base salary. The bonus targets for 2018 performance for our named executive officers were 60% for Dr. Jonas, and 40% for each of Ms. Iguchi, Mr. Cloonan, Ms. Cook, and Dr. Robichaud. For 2018, our Chief Executive Officer’s bonus was based entirely on performance relative to corporate goals, and the bonuses paid to our other named executive officers were a function of both attainment of corporate goals and individual performance.

Our Compensation Committee may also review the compensation of our executive officers throughout the course of the year. With respect to year-end reviews, any changes in base salary based on performance in a given year are typically made at one of the first few Compensation Committee meetings in the following year effective at the beginning of such following year. The cash incentive payments awarded under our annual incentive bonus program for 2018 performance of our executive officers were paid in February 2019.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies are paid, and negotiations during the hiring process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities.

At the beginning of 2018, our Compensation Committee reviewed the base salary and overall compensation paid to Dr. Jonas, our Chief Executive Officer. Based on his accomplishments during the prior year and the comparison of his base salary to the base salaries of chief executive officers in our 2017 Peer Group, the Compensation Committee recommended that our Board of Directors approve a performance increase in the annual base salary paid to Dr. Jonas from $600,000 to $642,000. Our Board of Directors agreed with the recommendation of the Compensation Committee.

At the beginning of 2018, our Compensation Committee approved salary increases in base salary for each of our other named executive officers serving at that time, based upon the executive officer’s individual performance and the comparison of his or her base salary to the base salaries of executive officers in comparable positions in our 2017 Peer Group. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers serving at the beginning of 2018:

Name	2017 Base Salary	2018 Base Salary	Increase (%)
Jeffrey M. Jonas, M.D.	$600,000	$642,000	7.0%
Kimi Iguchi(1)	$356,928	$401,544	12.5%
Michael Cloonan(2)	$440,000	$450,626	2.4%
Anne Marie Cook(1)	$376,423	$414,065	10.0%
Albert Robichaud, Ph.D.	$393,127	$412,783	5.0%

(1)	Increases to Ms. Iguchi and Ms. Cook included a merit increase and market adjustment.
(2)	Mr. Cloonan joined us and became our Chief Business Officer in April 2017 and therefore his increase was pro-rated at 69% to reflect partial previous year employment.

Performance-Based Cash Incentive Bonus Program

Our Compensation Committee has the authority to award annual performance-based cash incentive bonuses to our executive officers, and to make recommendations to the full Board of Directors for approval of performance-based cash incentive bonuses for our Chief Executive Officer. The bonus targets for 2018 performance for our named executive officers were 60% for Dr. Jonas, and 40% for each of Ms. Iguchi, Mr. Cloonan, Ms. Cook, and Dr. Robichaud.

In making its determination regarding bonuses based on performance in 2018 under our annual cash incentive program, our Compensation Committee considered our success against our 2018 corporate goals. The 2018 corporate goals and the weight attributable to each goal were approved by our Board of Directors in the first quarter of 2018. In early 2019, as part of the annual performance review process, Dr. Jonas made a recommendation to the Board of Directors regarding the level of achievement against each goal. Based on Dr. Jonas’ recommendation and on our overall performance during 2018 in achieving our goals and in building strong value drivers for potential future growth, our Board of Directors assigned a corporate performance rating of 110% with respect to our corporate goals for 2018. In making its assessment the Board of Directors determined that we made significant progress, and met or exceeded many of our clinical development and business goals in 2018, including:

•	We filed an NDA with the FDA, seeking approval to market and sell ZULRESSO in the treatment of PPD, for which we received FDA approval on March 19, 2019.

•

We successfully presented our data on ZULRESSO at a joint meeting of the PDAC and DSaRM, Advisory Committee of the FDA, where the PDAC and DSaRM Advisory Committee determined that our data supported a positive benefit/risk profile for ZULRESSO in the treatment of PPD when administered by qualified staff in a healthcare facility certified under a REMS program.

•	We completed the buildout of our commercial infrastructure to support an anticipated commercial launch of ZULRESSO for the treatment of PPD in the U.S.

•	We advanced the Phase 3 development of SAGE-217 and are continuing discussions with the FDA on our development plan for SAGE-217.

•

We entered into a strategic collaboration with Shionogi for the clinical development and commercialization of SAGE-217 for the treatment of MDD and other potential indications in Japan, Taiwan and South Korea.

•	We advanced Phase 1 clinical development of SAGE-324 and SAGE-718 and continued to advance our early stage drug discovery and translational science work.

•	We completed a successful follow-on public offering in 2018, resulting in net proceeds of $631.2 million after deducting underwriting discounts and commissions and offering expenses.

•	We achieved significant growth in our organization so as to enable us to meet our short- and long-term strategic objectives.

A summary of the corporate goals, relative weightings, and level of achievement is set forth in the table below:

2018 Corporate Goals	Weight	Actual Performance
Establish Sage as a multi-product CNS leader	55%	50%

•  Deliver an innovative, focused portfolio of new classes of therapies for CNS disorders with a focus on mood, movement, neurodegeneration, cognition, and epilepsy

•  Initiate and run exploratory programs to advance two programs through lead optimization

•  Deliver at least one IND package and initiate IND-enabling studies for next program

•  Identify functional biomarker for program undergoing IND studies

•  Grow Value for Patients through the Rapid and Efficient Progression of the Sage Pipeline

•  Brexanolone: Gain FDA approval by the fourth quarter of 2018 and prepare for European regulatory submission.

•  SAGE-217: Develop and initiate late phase depression development strategy with an initial Phase III depression study. Explore or expand the value through other indications.

•  Continue to advance NMDA platform via SAGE-718 by determining proof of mechanism and completing Multiple Ascending Dose, or MAD

•  Ensure experimental medicine studies support development programs through the identification of biomarkers, exploring new indications and initiating new studies. Ensure at least two experimental medicine studies are initiated.

2018 Corporate Goals	Weight	Actual Performance
Drive business performance	25%	30%

•  Customize launch playbook and ensure launch readiness is achieved by the fourth quarter of 2018.

•  Complete development of commercial-ready quality system and safety/pharmacovigilance system to ensure patient safety and product quality.

•  Develop and execute long-term a financial strategy ensuring financial resources to achieve business and launch objectives. Continue to evolve the shareholder base to include larger generalist investors.

Corporate Responsibility, People & Organizational Leadership	20%	30%

•  Ensure Sage has the right talent in place to achieve its goals through robust talent management and staffing the organization with on-time, high-quality hires per the approved hiring plan.

•  Instill a patient/family-centric culture.

•  Drive a culture of success and manage growth by maintaining our core values and focusing on critical factors to evolve the culture. Differentiate our employee experience.

•  By internal launch-ready date, complete all Compliance policies, processes and training that are critical to product launch including those related to engagements with stakeholders relevant to our commercial activities, such as HCPs, patient advocates, and payers.

Total	100%	110%

In addition to the Company’s performance against 2018 corporate goals, for which each of our named executive officers was directly accountable, the individual performance of each of our named executive officers was also assessed, other than Dr. Jonas, whose bonus is determined solely on the basis of the achievement of our corporate goals. In February 2019, the Compensation Committee assigned each named executive officer (other than Dr. Jonas) an individual performance rating of 100% for 2018 individual performance. Based on individual performance in the case of named executive officers other than Dr. Jonas, and the corporate goal achievement assessment of 110%, the Compensation Committee, or in the case of Dr. Jonas, the full Board of Directors upon the recommendation of the Compensation Committee, approved performance-based cash incentive bonuses for our named executive officers for 2018 performance in the amounts listed below:

Name
Jeffrey M. Jonas, M.D.	$423,720
Kimi Iguchi	$176,680
Michael Cloonan	$198,276
Anne Marie Cook	$182,189
Albert Robichaud, Ph.D.	$181,625

Equity Incentive Compensation

Our equity incentive compensation program is designed to:

•	reward demonstrated leadership and performance;

•	align our executive officers’ interests with those of our stockholders;

•	retain our executive officers;

•	maintain competitive levels of executive compensation; and

•	motivate our executive officers for outstanding performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive, and we compete for talent with many companies that have greater financial resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer. Historically, our equity awards for executive officers have generally taken the form of stock options. We typically grant stock options to each of our executive officers upon commencement of employment; annually in conjunction with our review of individual performance; in connection with a promotion; or as a special incentive.

All equity awards to our executive officers are approved by our Compensation Committee and, other than equity awards to new hires, are typically granted at our Compensation Committee’s first regularly scheduled meeting at the beginning of the year. Equity awards vary among our executive officers based on their positions and annual performance assessments as well as other factors that the Compensation Committee deems relevant. In addition, our Compensation Committee reviews all components of the executive’s compensation to ensure that his or her total compensation is aligned with our overall philosophy and objectives. All stock options granted to our executives have exercise prices equal to at least the fair market value of our common stock on the date of grant, so that the recipient will not earn any compensation from his or her options until they are vested and unless our share price increases above the share price on the date of grant.

In addition, the time-based portion of stock options granted to our executive officers typically vest as to 25% of the shares on the first anniversary of their hire date or date of grant and then monthly thereafter until the fourth anniversary of such date, which we believe provides an incentive to our executives to add value to the company over the long-term and to remain with Sage. Prior to 2019, the Compensation Committee also typically granted stock options to our executive officers that had a performance-based vesting component. A portion of the options granted to Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud in 2018 vest upon the achievement of clinical, regulatory, and commercial milestones that we believe are aligned with potential value creation for our stockholders. Vesting of option grants to employees ceases upon termination of employment, and exercise rights typically cease three months following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the stock option holder does not have any rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Equity incentive grants to our named executive officers are made at the discretion of the Compensation Committee under the terms of our 2014 Stock Option and Incentive Plan, or the 2014 Plan, except for equity incentive grants for the Chief Executive Officer which are approved by the full Board of Directors. In 2018, the Compensation Committee made stock option grants to our named executive officers as specified in the “Grants of Plan-Based Awards” table below. Stock options have exercise prices equal to at least the fair market value of our common stock on the date of grant, and reward executive officers only if the stock price increases from the date of grant.

In determining the equity awards to grant to a named executed officer, the Compensation Committee typically considers a number of factors, including: our performance against corporate goals during the preceding year; the named executive officer’s performance against individual goals during the preceding year, and competitive levels of executive compensation for similarly situated executives based on analysis of data from our applicable peer group.

The number of options granted to each named executive officer in 2018 was based on our strong performance in 2017, for which the Board of Directors had assessed a corporate goal achievement score of 140%; such named executive officer’s individual performance in 2017; and analysis of data from our 2017 Peer Group. Based on these factors, Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud received a 2018 grant that was around the median of our 2017 Peer Group. The options granted to the named executive officers in 2018, included both a time-based component (50% of the grant) and a performance-based component (50% of the grant). The performance milestones for the performance-based options granted to the named executive officers typically cover potential value-creation events that span over several years, and are intended to align the interests of our named executive officers with those of our stockholders. For example, the performance-based options granted to our named executive officers in 2018 vest as to 50% of the shares underlying these options upon the achievement of a key commercial milestone; 25% of the shares underlying these options upon the achievement of a key regulatory milestone; and 25% of the shares underlying these options upon the achievement of a key clinical milestone.

In January 2019, in an effort to motivate key talent and better align our equity program with market practice, the Compensation Committee approved new equity guidelines for the 2019 annual equity program to provide that the annual grant for eligible employees, including our named executive officers, would include performance restricted stock units, in addition to stock options. The ratio of options to performance restricted stock units for our named executive officers is 2:1. The performance restricted stock units vest in increments upon the achievement, if ever, of certain key strategic milestones, with 20% vesting upon achievement of a key regulatory milestone by the end of 2020, 40% vesting upon achievement of a key clinical milestone by the end of 2021, and 40% vesting upon the achievement of a key commercial milestone by the end of 2022. Accordingly, this portion of our executive officers’ compensation is at risk and is directly aligned with stockholder value creation.

The following table sets forth information as of December 31, 2018 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2011 Stock Option and Grant Plan, or the 2011 Plan, the 2014 Plan, our 2014 Employee Stock Purchase Plan, and our 2016 Inducement Equity Plan, as amended and restated on September 20, 2018, or the 2016 Inducement Equity Plan. Since the closing of our initial public offering, no additional equity awards have been made under our 2011 Plan. Our 2014 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of stock available for issuance under the 2014 Plan on the first day of each year. The annual increase in the number of shares is four percent of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors or Compensation Committee. The 2016 Inducement Equity Plan was approved by the Board of Directors in December 2016 for use exclusively in the grant of equity awards to individuals who were not previously an employee or non-employee director of the company (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with the company, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (#)		Weighted- average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	5,682,993	(1)	$81.53	(2)(3)	1,156,142	(4)
Equity compensation plans not approved by security holders(5)	1,930,474		$127.11		1,175,913

Total	7,613,467		$93.22		2,332,055

(1)

Consists of an aggregate of 5,600,293 shares of common stock issuable upon the exercise of outstanding options under the 2011 Plan and the 2014 Plan, and 82,700 shares subject to restricted stock units issued under the 2014 Plan that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with us or upon the achievement of specified milestones.

(2)

Does not include purchase rights accruing under the 2014 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)

The calculation does not take into account the 82,700 shares of common stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(4)	As of December 31, 2018, there were 923,898 shares available for grant under the 2014 Plan and 232,244 shares available for purchase under the 2014 Employee Stock Purchase Plan.
(5)	Consists of the 2016 Inducement Equity Plan.

Stock Option Granting Practices

Delegation to Our Chief Executive Officer

Currently, all of our employees, including our named executive officers, are eligible to participate in our 2014 Plan. All new employees are granted stock options when they start employment either under the 2014 Plan or under the 2016 Inducement Equity Plan, and all continuing employees are eligible for equity awards on an annual basis under the 2014 Plan based on performance and upon promotions to positions of greater responsibility. Our Compensation Committee has delegated to Dr. Jonas, our Chief Executive Officer, the authority to make equity awards under our 2014 Plan within approved guidelines to new hires and in connection with promotions, other than grants to the leadership team members, which include the named executive officers. The number of stock options or other equity awards he may grant under the 2014 Plan to any one individual must be within the range specifically set by our Compensation Committee for these awards. The exercise price of such stock options must be equal to at least the closing price of our common stock on Nasdaq on the date of grant. With respect to stock option awards to new hires that are granted under the 2014 Plan, other than to leadership team members, the award is typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of regular employment. Awards under the 2016 Inducement Equity Plan may only be made to individuals who were not previously an employee or non-employee director of ours (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with us, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. Awards under the 2016 Inducement Equity Plan are typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of regular employment.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Other Compensation Program Features

In addition to our direct compensation elements, the following compensation program features are designed to align our executive team with stockholder interests and market best practices:

•	we do not offer any tax gross-up payments to our executive team for any change-of-control payments;

•

we prohibit our executive team from engaging in short sales and derivative transactions of our stock, including short sales of our securities, purchases or sales of puts, calls or other derivative securities of the company, or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds;

•	we do not offer our executive team any substantially enhanced benefits or perquisites when compared to our overall employee population; and

•	we prohibit our executive team from purchasing our securities on margin, borrowing against company securities held in a margin account or pledging our securities as collateral for a loan.

Compliance with IRS Code Section 162(m)

Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, or the Tax Act, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible. These changes will cause more of our compensation to be non-deductible under Section 162(m).

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our Compensation Committee’s control also affect the deductibility of compensation. Our Compensation Committee will generally consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m).

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our Compensation Committee has not adopted a policy that all compensation must be deductible. Our Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company, and at other times, including during a closed trading window, when an executive may be prohibited from trading otherwise.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2015, our Compensation Committee established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to four times base salary in the case of our Chief Executive Officer, and greater than or equal to two times base salary in the case of our other executive officers. Unvested restricted stock and vested, unexercised in-the-money stock options count toward satisfying these ownership guidelines.

Compensation Risk Assessment

Our Compensation Committee periodically reviews and considers whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. We also have a Code of Business Conduct and Ethics in place to prevent conduct by our executive officers and other employees that is inconsistent with applicable laws and regulations. In 2018, in anticipation of the launch of our first product and to reflect our growth as a company, we amended and restated our Code of Business Conduct and Ethics, which is now called our Values Code, and which serves as the foundation of our corporate governance principles. Disciplinary measures for violations of the Values Code may include a reduction or elimination of bonuses, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to our executive officers and other employees terminate in the event of termination of the individual’s employment “for cause.” As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 19, 2019.

By the Compensation Committee of the Board of Directors of Sage Therapeutics, Inc.,

Michael F. Cola, Chairman

James M. Frates

Steven Paul, M.D.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016 for our chief executive officer, our chief financial officer and our next three highest-paid executive officers. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary($)	Option Awards ($)(1)	Bonus($)	Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Jeffrey M. Jonas, M.D.	2018	642,002	8,741,852	—	423,720	17,008	9,824,582
President and Chief Executive Officer	2017	600,000	4,632,658	—	504,000	11,697	5,748,355
	2016	486,000	1,175,332	—	315,900	11,118	1,988,350

Kimi Iguchi	2018	401,544	3,062,629	—	176,680	9,909	3,650,762
Chief Financial Officer and Treasurer	2017	356,928	1,489,795	—	199,880	9,575	2,056,178
	2016	324,480	295,809	—	147,638	8,673	776,600

Name and Principal Position	Year		Salary($)	Option Awards ($)(1)	Bonus($)		Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Michael Cloonan	2018		450,626	3,506,001	—		198,276	8,982	4,163,885
Chief Business Officer	2017	(4)	301,795	9,439,278	125,000	(5)	170,016	7,655	10,043,744

Anne Marie Cook	2018		414,065	3,062,348	—		182,189	10,012	3,668,614
Senior Vice President, General Counsel	2017		376,423	1,853,747	—		210,797	9,786	2,450,753
	2016		363,694	782,993	—		165,481	9,549	1,321,717

Albert J. Robichaud, Ph.D.	2018		412,783	3,062,756	—		181,625	10,098	3,667,262
Chief Scientific Officer	2017		393,127	1,324,239	—		220,151	9,797	1,947,314
	2016		365,699	491,792	—		166,393	9,431	1,033,315

(1)

The amounts reported in the “Option Awards” column above represent the grant date fair value of the stock options granted to such officers during 2016, 2017 and 2018 as computed in accordance FASB ASC, Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 19, 2019 for a discussion of assumptions made by us in determining the grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(2)

2018 amounts represent cash bonus payments made in 2019 for performance in 2018. 2017 amounts represent cash bonus payments made in 2018 for performance in 2017 and 2016 amounts represent cash bonus payments made in 2017 for performance in 2016.

(3)	The amounts reported represent imputed income for company-paid life insurance and 401(k) matching contributions made by us.
(4)	Mr. Cloonan joined as our Chief Business Officer in April 2017. His 2017 salary was prorated based on the number of calendar days since Mr. Cloonan joined the company.
(5)	Represents a signing bonus paid to Mr. Cloonan in accordance with his employment agreement.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2018 to our named executive officers.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Payouts under Equity Incentive Plan Awards Target (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Jeffrey M. Jonas, M.D.	4/2/18	385,201	45,000	45,000	145.77	8,741,852
President and Chief Executive Officer

Kimi Iguchi	4/2/18	160,618	15,750	15,750	145.77	3,062,629
Chief Financial Officer and Treasurer

Michael Cloonan	4/2/18	180,250	18,000	18,000	145.77	3,506,001
Chief Business Officer

Anne Marie Cook	4/2/18	165,626	15,750	15,750	145.77	3,062,348
Senior Vice President, General Counsel

Albert J. Robichaud, Ph.D.	4/2/18	165,113	15,750	15,750	145.77	3,062,756
Chief Scientific Officer

(1)

Represents the target amount of each executive’s cash payments under our 2018 annual incentive program as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2018 are provided in the “Summary Compensation Table”.

(2)	Represents performance-based options granted in 2018 that are eligible to vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.
(3)

Represents options granted in 2018 with time-based vesting of which 25% vested on the first anniversary of the grant date, and the remainder will vest in equal installments over the 36 months following the first anniversary of the grant date.

(4)	The exercise price of these stock options was equal to the closing price of our common stock on Nasdaq on the grant date.
(5)

Amounts represent the grant date fair value of the named executive officer’s stock options granted in 2018, calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based or performance-based vesting conditions.

Equity compensation

Outstanding equity awards at December 31, 2018

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2018.

Name	Number of securities underlying unexercised options exercisable(#)		Number of securities underlying unexercised options unexercisable(#)	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option exercise price($)	Option expiration date
Jeffrey M. Jonas, M.D.	231,987	(1)	—	—	$0.45	8/12/2023
President and Chief Executive Officer	176,250	(2)	3,750	—	$38.25	1/23/2025
	93,600	(3)	—	—	$38.25	1/23/2025
	42,500	(4)	17,500	—	$28.63	2/8/2026
	32,083	(5)	37,917	—	$47.70	2/6/2027
	23,100	(6)	—	46,900	$47.70	2/6/2027
	—	(7)	45,000	—	$145.77	4/2/2028
	—	(8)	—	45,000	$145.77	4/2/2028

Kimi Iguchi	4,723	(9)	—	—	$0.45	9/24/2023
Chief Financial Officer and Treasurer	50,792	(10)	—	—	$1.36	1/22/2024
	19,583	(11)	417	—	$38.25	1/23/2025
	31,200	(12)	—	—	$38.25	1/23/2025
	10,625	(13)	4,375	—	$28.63	2/8/2026
	10,312	(14)	12,188	—	$47.70	2/6/2027
	7,425	(15)	—	15,075	$47.70	2/6/2027
	—	(16)	15,750	—	$145.77	4/2/2028
	—	(17)	—	15,750	$145.77	4/2/2028

Michael Cloonan	77,083	(18)	107,917	—	$73.43	5/1/2027
Chief Business Officer	—	(19)	18,000	—	$145.77	4/2/2028
	—	(20)	—	18,000	$145.77	4/2/2028

Name	Number of securities underlying unexercised options exercisable(#)		Number of securities underlying unexercised options unexercisable(#)	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option exercise price($)	Option expiration date
Anne Marie Cook	89,375	(21)	20,625	—	$56.27	9/16/2025
Senior Vice President, General Counsel	14,167	(22)	5,833	—	$28.63	2/8/2026
	10,000	(23)	—	—	$28.63	2/8/2026
	12,833	(24)	15,167	—	$47.70	2/6/2027
	9,240	(25)	—	18,760	$47.70	2/6/2027
	—	(26)	15,750	—	$145.77	4/2/2028
	—	(27)	—	15,750	$145.77	4/2/2028

Albert J. Robichaud, Ph.D.	6,935	(28)	—	—	$1.36	1/24/2024
Chief Scientific Officer	14,688	(29)	312	—	$38.25	1/23/2025
	23,400	(30)	—	—	$38.25	1/23/2025
	17,708	(31)	7,292	—	$28.63	2/8/2026
	9,167	(32)	10,833	—	$47.70	2/6/2027
	6,600	(33)	—	13,400	$47.70	2/6/2027
	—	(34)	15,750	—	$145.77	4/2/2028
	—	(35)	—	15,750	$145.77	4/2/2028

(1)	Represents an option to purchase shares of our common stock granted on August 12, 2013. The shares underlying these options became fully vested on August 12, 2017.
(2)

Represents an option to purchase shares of our common stock granted on January 23, 2015. The shares underlying these options vest as follows: 25% vested on January 23, 2016, and the remainder of the shares vested in equal monthly installments over the following three years.

(3)

Represents an option to purchase shares of our common stock granted on January 23, 2015. 35% of the shares underlying these options vested upon the achievement of a clinical milestone on August 14, 2015 and 30% of the shares underlying these options vested upon the achievement of a clinical milestone on December 8, 2016. 35% of the number of shares originally subject to the grant were cancelled during 2018 due to a regulatory milestone that was not achieved.

(4)

Represents an option to purchase shares of our common stock granted on February 8, 2016. The shares underlying these options vest as follows: 25% vested on February 8, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years.

(5)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(6)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018. 33% and 34%, respectively, of the shares underlying these options vest upon the achievement of commercial and regulatory milestones not yet achieved.

(7)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(8)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

(9)	Represents an option to purchase shares of our common stock granted on September 24, 2013. The shares underlying these options became fully vested on March 16, 2017.

(10)	Represents an option to purchase shares of our common stock granted on January 22, 2014. The shares underlying these options became fully vested on January 1, 2018.
(11)

Represents an option to purchase shares of our common stock granted on January 23, 2015. The shares underlying these options vest as follows: 25% vested on January 23, 2016, and the remainder of the shares vested in equal monthly installments over the following three years.

(12)

Represents an option to purchase shares of our common stock granted on January 23, 2015. 35% of the shares underlying these options vested upon the achievement of a clinical milestone on August 14, 2015 and 30% of the shares underlying these options vested upon the achievement of a clinical milestone on December 8, 2016. 35% of the number of shares originally subject to the grant were cancelled during 2018 due to a regulatory milestone that was not achieved.

(13)

Represents an option to purchase shares of our common stock granted on February 8, 2016. The shares underlying these options vest as follows: 25% vested on February 8, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years.

(14)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(15)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018. 33% and 34%, respectively, of the shares underlying these options vest upon the achievement of commercial and regulatory milestones not yet achieved.

(16)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(17)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

(18)

Represents an option to purchase shares of our common stock granted on April 23, 2017. The shares underlying these options vest as follows: 25% vested on April 23, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(19)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(20)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

(21)

Represents an option to purchase shares of our common stock granted on September 16, 2015. The shares underlying these options vest as follows: 25% vested on September 16, 2016, with the remainder of the shares vesting in equal monthly installments over the following three years.

(22)

Represents an option to purchase shares of our common stock granted on February 8, 2016. The shares underlying these options vest as follows: 25% vested on February 8, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years.

(23)

Represents an option to purchase shares of our common stock granted on February 8, 2016. 50% of the shares underlying these options vested upon the achievement of a clinical milestone on December 8, 2016. 50% of the number of shares originally subject to the grant were cancelled during 2018 due to a regulatory milestone that was not achieved.

(24)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(25)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018. 33% and 34%, respectively, of the shares underlying these options vest upon the achievement of commercial and regulatory milestones not yet achieved.

(26)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(27)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

(28)	Represents an option to purchase shares of our common stock granted on January 22, 2014. The shares underlying these options became fully vested on January 1, 2018.
(29)

Represents an option to purchase shares of our common stock granted on January 23, 2015. The shares underlying these options vest as follows: 25% vested on January 23, 2016, and the remainder of the shares vested in equal monthly installments over the following three years.

(30)

Represents an option to purchase shares of our common stock granted on January 23, 2015. 35% of the shares underlying these options vested upon the achievement of a clinical milestone on August 14, 2015 and 30% of the shares underlying these options vested upon the achievement of a clinical milestone on December 8, 2016. 35% of the number of shares originally subject to the grant were cancelled during 2018 due to a regulatory milestone that was not achieved.

(31)

Represents an option to purchase shares of our common stock granted on February 8, 2016. The shares underlying these options vest as follows: 25% vested on February 8, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years.

(32)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(33)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018. 33% and 34%, respectively, of the shares underlying these options vest upon the achievement of commercial and regulatory milestones not yet achieved.

(34)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(35)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

Option Exercises

The following table shows the number of shares acquired upon exercise of stock options by each of our named executive officers during the year ended December 31, 2018.

Option Awards
Name	Number of shares acquired on exercise(#)	Value realized on exercise($)(1)
Jeffrey M. Jonas, M.D.	—	—
Kimi Iguchi	800	129,312
Michael Cloonan	—	—
Anne Marie Cook	—	—
Albert J. Robichaud, Ph.D.	—	—

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the closing price of our common stock on Nasdaq at each time of exercise.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median paid employee.

During fiscal year 2018, the principal executive officer of Sage was our President and Chief Executive Officer, Jeffrey M. Jonas, M.D. For 2018, the annual total compensation for Dr. Jonas was $9,824,582 and the annual total compensation for our median employee was $589,166, resulting in a pay ratio of approximately 17:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each of our applicable employees on October 1, 2018 (the median employee determination date) (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected annual work schedule, for hourly employees, (B) the target incentive compensation for 2018, and (C) the estimated grant date fair value for all equity awards granted during 2018 and, (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees as of the median employee determination date, excluding Dr. Jonas. Components of compensation paid in currencies other than U.S. dollars were converted into U.S. dollars using the annual average exchange rate as of the median employee determination date; no other adjustments were made. After identifying the median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement or letter agreement with each of our named executive officers in connection with their employment with us. Except as noted below, these employment agreements and letter agreements provide for “at will” employment.

We entered into a letter agreement with Dr. Jonas in July 2013, and he assumed the role of Chief Executive Officer in August 2013. The agreement entitled Dr. Jonas to an initial base salary of $425,000 (which has increased to $680,520 as of March 31, 2019) and eligibility for performance-based variable cash compensation in an amount determined by the Board of Directors (with a target of 60% of his base salary as of March 31, 2019), based upon achievements agreed to between Dr. Jonas and the Board of Directors. Dr. Jonas received a signing bonus, with $225,000 paid out during his first month of employment and an additional $125,000 paid on the one-year anniversary of his employment.

We entered into a letter agreement with Ms. Iguchi in February 2013, and she assumed the role of Chief Financial Officer in March 2013. The agreement entitled Ms. Iguchi to an initial base salary of $275,000 (which has increased to $415,599 as of March 31, 2019) and eligibility for performance-based variable cash compensation in an amount determined by the Compensation Committee (with a target of 40% of her base salary as of March 31, 2019) based upon attainment of corporate and individual goals, as agreed between Ms. Iguchi and the Chief Executive Officer. Ms. Iguchi is also eligible for performance-based variable cash compensation up to a percentage of her base salary, based upon attainment of corporate and individual goals, as agreed between Ms. Iguchi and the Chief Executive Officer and as approved by the Compensation Committee.

We entered into a letter agreement with Mr. Cloonan in March 2017, and he assumed the role of Chief Business Officer in April 2017. The agreement entitled Mr. Cloonan to an initial base salary of $440,000 (which has increased to $468,652 as of March 31, 2019). Mr. Cloonan received a signing bonus of $125,000. Mr. Cloonan is also eligible for performance-based variable cash compensation in an amount determined by the Compensation Committee (with a target of 40% of his base salary as of March 31, 2019), based upon attainment of corporate and individual goals, as agreed between Mr. Cloonan and the Chief Executive Officer.

We entered into a letter agreement with Ms. Cook in August 2015, and she assumed the role of Senior Vice President and General Counsel in September 2015. The agreement entitles Ms. Cook to an initial base salary of $360,000 (which has increased to $428,558 as of March 31, 2019). Ms. Cook received a signing bonus of $50,000. Ms. Cook is also eligible for performance-based variable cash compensation in an amount determined by the Compensation Committee (with a target of 40% of her base salary as of March 31, 2019), based upon attainment of corporate and individual goals, as agreed between Ms. Cook and the Chief Executive Officer and as approved by the Compensation Committee.

We entered into a letter agreement with Dr. Robichaud in September 2011, and he assumed the role of Chief Scientific Officer in November 2011. The agreement entitled Dr. Robichaud to an initial base salary of $300,000 (which has increased to $427,231 as of March 31, 2019). Dr. Robichaud received a signing bonus, with $65,000 paid out during his first month of employment and an additional $50,000 paid on the one-year anniversary of his employment. Dr. Robichaud is eligible for performance-based variable cash compensation in an amount determined by the Compensation Committee (with a target of 40% of his base salary as of March 31, 2019), based upon attainment of corporate and individual goals, as agreed between Dr. Robichaud and the Chief Executive Officer and as approved by the Compensation Committee.

None of the named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us as of December 31, 2018, and, as a result, there is not a pension benefits table included in this Proxy Statement.

Nonqualified Deferred Compensation

None of the name executive officers participate in or have account balances in nonqualified defined contribution or nonqualified deferred compensation plans maintained by us as of December 31, 2018, and, as a result, there is not a nonqualified deferred compensation table included in this Proxy Statement.

Payments Provided upon Termination without Cause and Change in Control

We have entered into severance and change in control agreements, or severance agreements, with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud. Pursuant to their severance agreements, each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud is eligible to receive certain payments and benefits in the event that such officer’s employment is terminated by us without “cause” (as defined in the applicable severance agreement), or in the event that such officer terminates his or her employment with “good reason” (as defined in the applicable severance agreement).

In the event that Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook or Dr. Robichaud terminates his or her employment with “good reason” or is terminated without “cause,” other than in the event of a change of control, he or she is eligible to receive 12 months of base salary continuation and 12 months of COBRA continuation medical benefits subsidized by us, provided that the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates.

Pursuant to their severance agreements, in the event that any of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook or Dr. Robichaud terminates his or her employment with “good reason” or is terminated without “cause” within the 12 month period following a “change in control” (as defined in the applicable severance agreement), such officer will be eligible to receive a lump-sum cash payment equal to (i) 12 months (in the case of Dr. Jonas) and 9 months (for all others) of the executive’s base salary, (ii) a pro rata portion of that individual’s target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and (iii) 12 times the monthly employer health insurance contribution, provided that in each case, each executive executes and does not revoke a separation agreement and release of us and our affiliates. In addition, all stock options and other stock-based awards with time-based vesting held by such officer shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination.

Definitions

For purposes of the severance agreement with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud “cause” means:

•	indictment for any felony, any crime involving us, or any crime involving fraud, moral turpitude or dishonesty;

•	any unauthorized use or disclosure of or proprietary information;

•	any intentional misconduct or gross negligence on the officer’s part which has a materially adverse effect on our business or reputation; or

•	the officer’s repeated and willful failure to perform the duties, functions and responsibilities of the officer’s position after a written warning from us.

For purposes of the severance agreements with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud “good reason” means:

•	a material diminution in the officer’s responsibilities, authority or duties;

•

a material diminution in the officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all our senior management employees;

•

a material change, defined as 50 miles or more, in the geographic location at which such officer is required to provide services to our company, not including business travel and short-term assignments; or

•	a material breach of the severance agreement by our company.

For purposes of the severance agreements with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Robichaud a “change in control” shall be deemed to have occurred upon the occurrence of any one of the following events:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;

•

a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of our stock to an unrelated person, entity or group thereof acting in concert; or

•

any other transaction in which the owners of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of our company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from our company.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and executive’s employment termination occurred on December 31, 2018. The closing price of our stock on Nasdaq as of December 31, 2018, the last trading day of 2018, was $95.79, which was used as the value of the our stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2018 by the difference between the closing price of our stock as of December 31, 2018 and the exercise price for such unvested option shares.

Dr. Jeffrey M. Jonas

The following table describes the potential payments and benefits upon employment termination for Jeffrey M. Jonas, M.D., our President and Chief Executive Officer, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason	Voluntary Resignation For Good Reason		Termination by Company not for Cause		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	—	$642,002	(1)	$642,002	(1)	$642,002	(2)
Cash incentive bonus	—	—		—		$385,201	(3)
Stock options unvested and accelerated	—	—		—		$3,214,503	(4)
Benefits and Perquisites:
Health care continuation	—	$19,818	(5)	$19,818	(5)	$19,818	(5)
Total	0	$661,820		$661,820		$4,261,524

(1)	12 months of 2018 base salary continuation.
(2)	12 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Dr. Jonas’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Dr. Jonas for 12 months.

Ms. Kimi Iguchi

The following table describes the potential payments and benefits upon employment termination for Kimi Iguchi, our Chief Financial Officer and Treasurer, as if her employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason	Voluntary Resignation For Good Reason		Termination by Company not for Cause		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	—	$401,544	(1)	$401,544	(1)	$301,158	(2)
Cash incentive bonus	—	—		—		$160,618	(3)
Stock options unvested and accelerated	—	—		—		$903,940	(4)
Benefits and Perquisites:
Health care continuation	—	$13,903	(5)	$13,903	(5)	$13,903	(5)
Total	0	$415,447		$415,447		$1,379,619

(1)	12 months of 2018 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.

(3)	Target bonus for 2018, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Iguchi’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Ms. Iguchi for 12 months.

Mr. Michael Cloonan

The following table describes the potential payments and benefits upon employment termination for Michael Cloonan, our Chief Business Officer, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason	Voluntary Resignation For Good Reason		Termination by Company not for Cause		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	—	$450,626	(1)	$450,626	(1)	$337,970	(2)
Cash incentive bonus	—	—		—		$180,250	(3)
Stock options unvested and accelerated	—	—		—		$2,413,024	(4)
Benefits and Perquisites:
Health care continuation	—	$19,818	(5)	$19,818	(5)	$19,818	(5)
Total	0	$470,444		$470,444		$2,951,062

(1)	12 months of 2018 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Mr. Cloonan’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Mr. Cloonan for 12 months.

Ms. Anne Marie Cook

The following table describes the potential payments and benefits upon employment termination for Anne Marie Cook, our Senior Vice President, General Counsel, as if her employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason	Voluntary Resignation For Good Reason		Termination by Company not for Cause		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	—	$414,065	(1)	$414,065	(1)	$310,549	(2)
Cash incentive bonus	—	—		—		$165,626	(3)
Stock options unvested and accelerated	—	—		—		$1,936,225	(4)
Benefits and Perquisites:
Health care continuation	—	$7,039	(5)	$7,039	(5)	$7,039	(5)
Total	0	$421,104		$421,104		$2,419,439

(1)	12 months of 2018 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Cook’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Ms. Cook for 12 months.

Dr. Albert J. Robichaud

The following table describes the potential payments and benefits upon employment termination for Albert J. Robichaud, Ph.D., our Chief Scientific Officer, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason	Voluntary Resignation For Good Reason		Termination by Company not for Cause		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	—	$412,783	(1)	$412,783	(1)	$309,587	(2)
Cash incentive bonus	—	—		—		$165,113	(3)
Stock options unvested and accelerated	—	—		—		$1,028,642	(4)
Benefits and Perquisites:
Health care continuation	—	$19,818	(5)	$19,818	(5)	$19,818	(5)
Total	0	$432,601		$432,601		$1,523,160

(1)	12 months of 2018 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Dr. Robichaud’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Dr. Robichaud for 12 months.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2018. Each of Ms. Barrett and Dr. Golumbeski joined our Board of Directors in January 2019, so they are not included in the following table. We reimburse non-employee directors for reasonable travel expenses. Dr. Jonas, our President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Jonas as an employee during 2018 is presented in the “Summary Compensation Table.”

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Steven Paul, M.D.	57,500	977,033	—	1,034,533
Kevin P. Starr	82,500	977,033	—	1,059,533
James M. Frates	66,360	977,033	—	1,043,393
Michael F. Cola	74,964	977,033	—	1,051,997
Geno Germano	53,956	977,033	—	1,030,989
Asha Nayak, M.D., Ph.D.	52,994	977,033	—	1,030,027

(1)

The aggregate number of shares subject to stock option awards outstanding as of December 31, 2018 for the then-current non-employee members of the Board of Directors was: Dr. Paul: 51,844, Mr. Starr: 51,844, Mr. Frates: 68,653, Mr. Cola: 72,677, Mr. Germano: 44,883, and Dr. Nayak: 30,883.

(2)

Amounts for option awards represent the aggregate grant-date fair value of option awards granted to our directors in 2018 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Result of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. The amount represents the Black-Scholes value as of the date of grant for 10,000 options. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.

In April 2014, our Board of Directors adopted a non-employee director compensation policy, as amended on March 5, 2015, December 15, 2016, September 19, 2017, March 30, 2018 and September 20, 2018, that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. The September 20, 2018 amendment to our non-employee director compensation policy added an option for non-employee directors to elect to receive a stock option in lieu of their cash retainers as payment for their services on our Board of Directors and any committees; Mr. Germano made this election in December 2018 for 2019 cash retainers. The table below shows the cash retainers that our directors are eligible to receive under our current non-employee director compensation policy.

Annual Retainer
Board of Directors:
All non-employee members	$45,000
Additional retainer for Non-Executive Chairman of the Board	$40,000
Audit Committee:
Chairman	$20,000
Non-Chairman members	$10,000
Compensation Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

Under the non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors will be eligible for an option grant to purchase up to 20,000 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director. Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 10,000 shares of our common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board. All of the foregoing options will have an exercise price per share equal to the fair market value of a share of common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2019, for each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 51,034,172 shares of our common stock outstanding as of March 31, 2019. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 31, 2019, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
T. Rowe Price Associates, Inc.(2)	8,020,411	15.7%
Entities Affiliated with Fidelity Investment(3)	7,033,076	13.8%
The Vanguard Group, Inc.(4)	4,022,470	7.9%
Named Executive Officers and Directors
Jeffrey M. Jonas, M.D.(5)	682,989	1.3%
Named Executive Officers
Kimi Iguchi(6)	145,319	*
Michael Cloonan(7)	102,440	*
Anne Marie Cook (8)	156,995	*
Albert J. Robichaud, Ph.D.(9)	182,557	*
Other Directors
Steven Paul, M.D.(10)	437,021	*
Kevin P. Starr(11)	344,661	*
James M. Frates(12)	55,388	*
Michael F. Cola(13)	62,677	*
Geno Germano (14)	33,723	*
Asha Nayak, M.D., Ph.D.(15)	10,442	*
Elizabeth Barrett(16)	2,222	*
George Golumbeski, Ph.D.(16)	2,222	*
All directors and executive officers as a group (14 persons)(17)	2,407,990	4.6%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.
(2)

The address of T. Rowe Price Associates, Inc. (“T Rowe”) is 100 E. Pratt Street, Baltimore, MD, 21202. Based solely on a Schedule 13G filed on February 14, 2019, consisting of 8,020,411 shares of common stock.

(3)

The address for Fidelity Management & Research Company, or Fidelity, is 245 Summer Street, Boston, Massachusetts 02210. A wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Fidelity is the beneficial owner of shares of common stock as a result of acting as investment adviser to various investment companies, or Fidelity Funds, registered under Section 8 of the Investment Company Act of 1940. Based solely on a Schedule 13G filed by FMR LLC on February 13, 2019, consists of 7,033,076 shares of common stock held by entities affiliated with FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the. Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Includes 20,824 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and 11,220 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. Vanguard, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 25,254 shares, shared voting power over 6,790 shares, sole dispositive power over 3,994,856 shares and shared dispositive power over 27,614 shares. Based solely on a Schedule 13G filed on February 13, 2019.

(5)	Consists of 62,115 shares of our common stock owned directly, and 620,874 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(6)	Consists of 6,136 shares of our common stock owned directly, and 139,183 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(7)	Consists of 461 shares of our common stock owned directly, and 101,979 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(8)	Consists of 156,995 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(9)	Consists of 94,137 shares of our common stock owned directly, and 88,420 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(10)

Consists of 272,777 shares of our common stock owned directly, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Morgan McGill of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Jordan Fisch of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Aaron Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser and 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Austin Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser; and 41,844 shares of our common stock subject to options exercisable within 60 days of March 31, 2019. Mr. Paul disclaims beneficial ownership of the shares held in trust.

(11)	Consists of 302,817 shares of our common stock owned by Mr. Starr directly, and 41,844 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(12)	Consists of 4,235 shares of our common stock held by the James M. Frates GRAT U/A Dtd 03/17/2017, and 51,153 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(13)	Consists of 62,677 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(14)	Consists of 33,723 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(15)	Consists of 10,442 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(16)	Consists of 2,222 shares of common stock subject to options exercisable within 60 days of March 31, 2019.
(17)

See footnotes 5 through 16 above. Consists of 866,019 shares of our common stock owned directly, and 1,541,971 shares of common stock subject to options exercisable within 60 days of March 31, 2019. Also includes shares of our common stock beneficially owned by our Chief Medical Officer, Stephen J. Kanes, M.D., Ph.D.

EXECUTIVE OFFICERS

The following table identifies our executive officers, and sets forth their current positions at Sage and their ages as of April 8, 2019.

Name	Age	Position
Jeffrey M. Jonas, M.D.	66	President, Chief Executive Officer and Director
Kimi Iguchi	56	Chief Financial Officer
Michael Cloonan	48	Chief Business Officer
Anne Marie Cook	57	Senior Vice President, General Counsel, Secretary
Stephen J. Kanes, M.D., Ph.D.	54	Chief Medical Officer
Albert J. Robichaud, Ph.D.	58	Chief Scientific Officer

You should refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer, Jeffrey M. Jonas, M.D. Biographical information for our other executive officers, as of April 8, 2019, is set forth below.

Kimi Iguchi. Ms. Iguchi has served as our Chief Financial Officer since March 2013. From 2011 to 2013, Ms. Iguchi provided financial consulting services to various companies. From 2008 to 2011, Ms. Iguchi served as the Chief Operating Officer, North America for Santhera Pharmaceuticals Holding AG. From 2004 to 2007, Ms. Iguchi held the role of Vice President of Finance at Cyberkinetics Neurotechnology Systems, Inc. From 1998 to 2004, Ms. Iguchi was the Senior Director of Financial Reporting and Analysis at Millennium Pharmaceuticals, Inc., and from 1996 to 1998 was the Senior Manager, External Reporting at Biogen, Inc. Ms. Iguchi currently serves on the board of directors for Disarm Therapeutics, Inc. From 1987 to 1995, Ms. Iguchi also worked as a business assurance manager at PricewaterhouseCoopers LLP. Ms. Iguchi received her B.A. in chemistry from Drew University and an M.B.A. from Northeastern University.

Michael Cloonan. Mr. Cloonan has served as our Chief Business Officer since April 2017. Prior to joining us, Mr. Cloonan worked in various leadership positions at Biogen, Inc. from 2003 to 2017, including Senior Vice President, US Commercial from 2015 to 2017, Senior Vice President, Global Commercial Strategy from 2014 to 2015, Managing Director, Australia and New Zealand affiliate from 2011 to 2014, Vice President, Business Planning from 2010 to 2011, Senior Director, Patient Services US Commercial from 2008 to 2010, and Director, Business Planning from 2003 to 2008. Mr. Cloonan received his MBA from the Darden Graduate School of Business Administration at the University of Virginia and his B.A. in economics and accounting from the College of the Holy Cross.

Anne Marie Cook. Ms. Cook has served as our Senior Vice President, General Counsel since September 2015 and corporate Secretary since December 2015. Prior to joining us, she served from December 2011 to September 2015 as Senior Vice President, General Counsel of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP, where she represented both private and public corporations in the life sciences industry in structuring and negotiating strategic transactions and providing general legal support in connection with the research, development and commercialization of pharmaceutical products. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc., a biotechnology company. Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Stephen J. Kanes, M.D., Ph.D. Dr. Kanes has served as our Chief Medical Officer since July 2013. From 2012 to 2013, he served as the Chair of the neuroscience safety knowledge group at AstraZeneca plc, or AstraZeneca. From 2011 to 2013, Dr. Kanes served as the Executive Director—Therapeutic Area Clinical Director for the

inflammation, neuroscience and respiratory GMED Division of AstraZeneca. From 2008 to 2012, Dr. Kanes served as the Medical Science Senior Director for the neuroscience established brands and emerging anesthesia Group Product Team and in other positions of increasing responsibility in the Neuroscience Discovery Medicine, early and late development groups of AstraZeneca. From 1999 to 2006, Dr. Kanes served as a practicing psychiatrist. Dr. Kanes was a faculty member in the Psychiatry Department at the University of Pennsylvania School of Medicine, where he continues to serve as an adjunct assistant professor of psychiatry. Dr. Kanes has authored or co-authored more than 30 peer-reviewed publications, and has served as an ad hoc reviewer for the journals Neuropsychopharmacology, American Journal of Medical Genetics, and Biological Psychiatry. Dr. Kanes received his B.A. from the University of Pennsylvania and both his Ph.D. and M.D. from State University of New York—Stony Brook. Dr. Kanes completed his psychiatry residency at Yale-New Haven Medical Center and postdoctoral fellowship at the University of Pennsylvania.

Albert J. Robichaud, Ph.D. Dr. Robichaud has served as our Chief Scientific Officer since November 2011. From 2010 to 2011, he was Vice President of Chemistry and Pharmacokinetic Sciences at Lundbeck, Inc., where he was responsible for the drug discovery, analytical, computational and pharmacokinetics departments focused on synaptic transmission and neuroinflammation. From 2002 to 2010, Dr. Robichaud was Senior Director and Head of the Neuroscience Discovery Chemistry department of Wyeth Research. During his tenure there, his group successfully delivered more than 15 drug candidates into clinical development in a broad range of neuroscience indications. Dr. Robichaud has co-authored more than 135 manuscripts and abstracts, and is a co-inventor on 70 patents and patent applications. Dr. Robichaud earned a B.S. in chemistry from Rensselaer Polytechnic Institute, a Ph.D. in organic chemistry from the University of California, Irvine and was an American Chemical Society postdoctoral fellow at Colorado State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions or series of similar transactions since January 1, 2018, other than compensation arrangements, entered into to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons or any affiliated entity, had or will have a direct or indirect material interest.

In connection with the completion of our initial public offering, or IPO, in July 2014, we adopted a related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Michael F. Cola, Steven Paul, M.D. and James M. Frates serve on our Compensation Committee, which is chaired by Michael F. Cola. None of the members of our Compensation Committee has at any time during the last three years been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 31, 2018.

Audit Committee Report

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

By the Audit Committee of the Board of Directors of Sage Therapeutics, Inc.,

James M. Frates, Chairman

Michael F. Cola

Steven Paul, M.D.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report to Stockholders for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless they have given contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 215 First Street, Cambridge, Massachusetts 02142, Attention: Secretary or call us at (617) 299-8380. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain SAGE THERAPEUTICS, INC. your records and to create an electronic voting instruction form. 215 FIRST STREET CAMBRIDGE, MA 02142 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E77534-P22410 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SAGE THERAPEUTICS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Kevin P. Starr 02) James M. Frates 03) George Golumbeski, Ph.D. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2019. 3. To hold a non binding advisory vote to approve the compensation paid to our named executive of?cers. ! ! ! NOTE: To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E77535-P22410 SAGE THERAPEUTICS, INC. Annual Meeting of Stockholders June 5, 2019 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey M. Jonas, Kimi Iguchi and Anne Marie Cook, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SAGE THERAPEUTICS, INC. that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 5, 2019 at 215 First Street, Cambridge, Massachusetts 02142, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side